Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. NAMES JERRY DEITCHLE PRESIDENT AND CEO

COMPANY ANNOUNCES ADDITIONAL MANAGEMENT CHANGES

Huntington Beach, California, January 19, 2005 – BJ’s Restaurants, Inc. (NASDAQ: BJRI) announced that Gerald W. (Jerry) Deitchle has been named President and CEO of the Company. Mr. Deitchle joined the Company’s Board of Directors in November 2004 and remains a Director. Mr. Deitchle expects to assume his President and CEO responsibilities on a full-time basis starting February 7, 2005.

Paul Motenko and Jerry Hennessy, the Company’s current Co-CEOs, have been appointed Co-Chairmen of the Board and remain members of the executive team. In this role, they will continue to be actively involved with Mr. Deitchle in developing BJ’s business strategy and competitive positioning, with a focus on the enhancement of the BJ’s brand and culture, as well as the successful execution of the Company’s plan to accelerate its restaurant growth rate in a controlled, profitable manner.

“It is a great pleasure to announce that Jerry has accepted our offer to lead BJ’s Restaurants as CEO,” said Mr. Motenko. “He is an extremely well-regarded and experienced restaurant executive with an outstanding record of success in our industry. The Company is very fortunate to have Jerry at the helm, as we continue towards our goal of becoming a national restaurant company.”

“I am very excited to have the opportunity to work more closely with Paul, Jerry and the entire BJ’s team,” commented Mr. Deitchle. “I have known Paul and Jerry for several years and have closely followed the Company’s progress. I am very impressed with BJ’s operations and growth potential. I look forward to leading BJ’s Restaurants as we continue to strive to execute our growth plan with superior quality, consistency and unwavering integrity, with the goal of building increased value for our restaurant guests, our restaurant staffs and our shareholders.”

Deitchle, 53, has over 27 years of executive and financial management experience with national restaurant and retail chain operations. Since April 2004, he has served as President, Chief Operating Officer and a Director of Fired Up, Inc., a privately held company that owns, operates and franchises the 135-unit Johnny Carino’s Italian casual dining restaurant concept. Deitchle will remain a member of Fired Up’s Board of Directors. From 1995 to 2004, he was employed by The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants. At The Cheesecake Factory, Mr. Deitchle served as Chief Financial Officer and was also named corporate President in 2002. Mr. Deitchle earned a BBA from Texas A&M University and an MBA from The University of Texas at San Antonio. He also holds the CPA, CMA, CFM and CCP designations.

BJ’s Restaurants, Inc. also announced today that Mike Nahkunst, COO, will be leaving the Company effective March 21, 2005.

Paul Motenko stated, “Mike has been instrumental in helping to build a solid operational infrastructure and team for BJ’s to prosper and grow. We thank him for helping to position BJ’s in becoming a stronger national brand within the casual dining industry. As he moves on to new challenges, we will miss his leadership, integrity and insight he brought to our team.”

BJ’s Restaurants, Inc. currently owns and operates 35 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The Company operates 10 microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The company’s restaurants are located in California (24), Texas (5), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.